News Release

FOR IMMEDIATE RELEASE

TXU Reports Second Quarter Results

DALLAS - August 7, 2007 - TXU Corp. (NYSE: TXU) today reported consolidated results for the second quarter and year-to-date periods ended June 30, 2007.

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TXU reported net income available to common shareholders of $121 million, $0.26 per share, in the second quarter 2007 compared to net income available to common shareholders of $497 million, $1.07 per share, in the second quarter 2006.[1] Reported earnings for second quarter 2007 included net after-tax expenses of $320 million, $0.69 per share, treated as special items, primarily related to unrealized mark-to-market net losses on positions in TXU’s long-term hedging program and a charge associated with the first quarter suspension of certain generation facility development projects, related to the February 26 announcement of TXU’s Merger Agreement with Texas Energy Future Holdings Limited Partnership (TEF)—the holding company formed by Kohlberg Kravis Roberts & Co. (KKR), Texas Pacific Group (TPG) and other investors to acquire TXU.

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Operational earnings,[2] which exclude special items and income or losses not related to continuing operations, were $430 million, $0.93 per share, in the second quarter 2007 compared to $650 million, $1.40 per share, in the second quarter 2006. Operational earnings were expected to be lower than the prior-year periods due to cooler than normal weather and abnormally high rainfall, which negatively affected coal fuel costs as well as electricity sales, the planned outage at the Comanche Peak nuclear generation plant (which was completed safely, successfully, and in record time) and lower average pricing (including the previously announced residential price cuts).

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For year-to-date 2007, TXU reported a net loss available to common shareholders of $377 million, $0.82 per share, compared to year-to-date 2006 net income available to common shareholders of $1,073 million, $2.29 per share. Reported earnings for year-to-date 2007 included net after-tax expenses of $1,261 million, $2.75 per share, treated as special items, primarily related to first and second quarter charges associated with the first quarter suspension of certain generation facility development projects and unrealized mark-to-market net losses on positions in TXU’s long-term hedging program.

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Year-to-date 2007 operational earnings were $873 million, $1.88 per share, compared to $1,179 million, $2.51 per share, for year-to-date 2006. Drivers of the year-to-date 2007 operational earnings results were similar to the factors discussed above for the second quarter.

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As in previous quarters, details of TXU’s results are included in this release and related exhibits. In light of the proposed merger, the company currently has no strategic update and, thus, did not plan a conference call. Investor Relations and Corporate Communications staffs are available to respond to questions.

Reported Earnings

TXU reported second quarter 2007 net income available to common shareholders of $121 million, $0.26 per share, compared to net income available to common shareholders of $497 million, $1.07 per share, for second quarter 2006. Reported earnings for second quarter 2007 included net after-tax expenses of $320 million, $0.69 per share, treated as special items and income from discontinued operations of $11 million, $0.02 per share, in additional insurance proceeds received related to the 2005 TXU Europe settlement. Second quarter 2007 special items included $301 million, $0.65 per share, of unrealized mark-to-market and cash flow hedge ineffectiveness net losses associated with the company’s long-term hedging program, inclusive of “day one” losses related to commodity hedge transactions entered into at below market prices. Special items also included a charge of $54 million, $0.11 per share, for the termination of certain equipment purchase orders in April 2007 associated with the suspension of eight of the 11 coal-fueled generation units under development in Texas related to the generation development program, charges of $11 million, $0.02 per share, related to corporate projects expenses, including the write-off of projects terminated due to the transactions contemplated by the Merger Agreement (including the suspension and planned termination of the InfrastruX Energy Services Group LP joint venture as announced on April 11) and costs associated with the proposed merger, a $3 million, $0.01 per share, charge related to a regulatory settlement and a $2 million charge for expenses incurred for the re-branding of Oncor (formerly TXU Electric Delivery), partially offset by a $51 million, $0.11 per share, net deferred tax benefit related to the Texas margin tax, which was enacted in 2006 and amended in 2007. The long-term hedging program is discussed in more detail in the Risk Management Update beginning on page 12. See Appendix Table A1 on page 16 for second quarter special items details.

[1]	Per share earnings amounts reflect diluted earnings per share. See calculations in Tables 2a and 2b on pages 5 and 6.
[2]
Operational earnings is a non-GAAP measure that adjusts net income for special items and income or losses that are not related to continuing operations. See Attachment 1: Financial Definitions for a detailed definition of operational earnings and other GAAP and non-GAAP financial measures used in this release.

Second quarter 2006 reported earnings included net after tax expenses of $153 million, $0.33 per share, treated as special items. These special items included a charge of $131 million, $0.28 per share, related to the impairment of gas-fired generation and related inventory write-offs, a $71 million, $0.15 per share, charge for a “day one” loss recorded in second quarter 2006 related to a series of commodity hedge transactions entered into at below market prices and a net deferred tax charge of $41 million, $0.09 per share, in 2006 arising from the enactment of the Texas margin tax, partially offset by $89 million, $0.19 per share, of unrealized hedge ineffectiveness and mark-to-market net gains associated with the TXU’s long-term hedging program.

For year-to-date 2007, TXU reported a net loss available to common shareholders of $377 million, $0.82 per share, compared to net income available to common shareholders of $1,073 million, $2.29 per share, for year-to-date 2006. Reported earnings for year-to-date 2007 included net after-tax expenses of $1,261 million, $2.75 per share, treated as special items and income from discontinued operations of $11 million, $0.03 per share, in additional insurance proceeds received related to the TXU Europe settlement. Special items included $750 million, $1.63 per share, of unrealized mark-to-market and cash flow hedge ineffectiveness net losses associated with the company’s long-term hedging program, inclusive of “day one” losses related to commodity hedge transactions entered into at below market prices, charges related to the generation development program as discussed above of $517 million, $1.13 per share, and charges of $40 million, $0.09 per share, for corporate projects expenses including the write-off of terminated projects (including the suspension and planned termination of the InfrastruX Energy Services Group LP joint venture). Other special items for year-to-date 2007 are similar to second quarter 2007 special items discussed above. See Appendix Table A2 on page 16 for year-to-date special items details.

Year-to date 2006 reported earnings included net after-tax expenses of $166 million, $0.35 per share, treated as special items and income from discontinued operations of $60 million, $0.13 per share, related primarily to reversal of an income tax reserve for TXU Gas upon favorable resolution of a tax audit matter. Special items in year-to-date 2006 consist primarily of a charge of $131 million, $0.28 per share, related to the impairment of gas-fired generation plants and related inventory write-offs and the net deferred tax charge related to the then newly enacted Texas margin tax of $41 million, $0.09 per share.

Operational Earnings

Second quarter operational earnings were $430 million, $0.93 per share, in 2007 as compared to $650 million, $1.40 per share, in 2006. The change was primarily due to a reduction in contribution margin (operating revenues less fuel, purchased power and delivery fees) of $0.50 per share, including the effect of milder weather, reduced average weather-adjusted mass market (residential and small business) consumption, customer attrition, lower average pricing ($0.14 per share), including the previously announced residential price cuts, increased coal fuel costs due to the effects on lignite mining of abnormally high rainfall during May and June, and planned baseload plant outages. Second quarter 2007 results also reflect increased operating costs ($0.06 per share), including third party transmission and services costs at Oncor, for which there are related revenues and increased selling, general and administrative (SG&A) expenses ($0.09 per share), partially driven by increased advertising and marketing expenses, which are in part responsible for a net increase in retail customers from May 2007 to June 2007.

Year-to-date operational earnings decreased to $873 million, $1.88 per share, in 2007 from $1,179 million, $2.51 per share, in 2006. The change was primarily due to a reduction in contribution margin (operating revenues less fuel, purchased power and delivery fees) of $0.71 per share, including the effect of lower average pricing ($0.33 per share), milder weather, reduced average weather-adjusted mass market consumption, customer attrition, increased coal fuel costs due to the effects on lignite mining of abnormally high rainfall during May and June, and planned baseload plant outages. The other major drivers of the year-to-date decrease in operational earnings were substantially the same as for second quarter 2007.

Average common shares declined slightly due to the repurchase of approximately 8.4 million shares of common stock between April and September 2006, substantially offset by the issuance of approximately 5.7 million shares in May 2006 related to the settlement of equity-linked securities and 1.4 million and 2.0 million shares in May 2006 and May 2007, respectively, under the long-term incentive compensation plan. Under the terms of the Merger Agreement, TXU cannot, without the consent of KKR and TPG, purchase or otherwise acquire any of TXU Corp.’s shares of common stock.

Operational earnings, including significant drivers by business segment, are discussed in more detail beginning on page 6 under Consolidated Operational Earnings Summary.

Table 1 below provides a recap of operating highlights since the beginning of the second quarter of 2007.

Table 1: Operating highlights
Highlight

Operational Excellence:
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Made progress on the proposed merger, announced on February 26, 2007, with TEF—the holding company formed by KKR, TPG and other investors— to acquire TXU in a transaction valued at approximately $45 billion, as follows:

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April - filed an application with the U.S. Nuclear Regulatory Commission (NRC) for approval of the indirect transfer of control of the nuclear operating licenses relating to the company’s Comanche Peak nuclear generation units;

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April - filed an application with the Public Utility Commission of Texas (PUC) requesting that the PUC make a determination that the proposed merger as it relates to Oncor is in the public interest (such determination is not a requirement for completion of the proposed merger);

-	May - filed an application with the Federal Energy Regulatory Commission (FERC) for the indirect transfer of control of certain FERC jurisdictional assets;
-	June - filed an application with the Federal Communications Commission (FCC) for the approval of the transfer of control of certain FCC jurisdictional assets. FCC approval has been received;
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June - filed an application with the Federal Trade Commission and Department of Justice under the Hart-Scott-Rodino Act for antitrust clearance on the proposed merger. Such clearance was received with the early termination of the related waiting period in July;

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July - announced September 7, 2007, as the date of the Annual Meeting of Shareholders and vote on the proposed merger. Filed with the SEC and mailed the proxy statement for the annual meeting and vote on the proposed merger to shareholders of record as of the close of business on the record date of July 19, 2007;

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July - in conjunction with the filing of the proxy statement, announced the planned resignation of CEO C. John Wilder and the retirement of Vice Chairman Tom Baker at the completion of the merger. Wilder has agreed to remain in his current position if the merger is not completed.

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Received air permit from the Texas Commission on Environmental Quality (TCEQ) clearing the way to commence construction of the two new, state-of-the-art Oak Grove coal-fueled generation units to provide reliable and cleaner power for Texas. Construction of units 1 and 2 is expected to be completed by late 2009 and mid-2010, respectively.

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Announced in concert with TEF, a $1 million commitment to support Texas’ bid for the FutureGen power plant. The donation will be used by the state to purchase rights to inject carbon dioxide (CO2) near the proposed plant site. The U.S. Department of Energy project is intended to create the world’s first near-zero-emissions fossil-fuel power plant, and sequestering CO2 is one of the principal objectives of the project.

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Completed the first half of 2007 as TXU’s safest period ever. TXU’s safety measures continued to be top quartile in the industry in all metrics, with the lost-time rate achieving top decile levels for the second year. The rate was third best among 57 companies in the 2006 EEI survey, the most-recent industry data available, and second best among companies with over 7,000 employees.

•	Achieved 4 million safe hours without a lost time injury at the Big Brown mine, and Martin Lake power plant employees achieved 2 million safe hours without a lost time injury.

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Safely completed the planned refueling and steam generator replacement outage at Unit 1 of the Comanche Peak nuclear generating station 20 days earlier than the planned 75 days, making it the shortest nuclear steam generator replacement outage of its type on record.

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Set record power production levels at the Monticello coal-fueled generation plant for the second quarter and year-to-date periods and at the Martin Lake coal-fueled generation plant for the second quarter period.

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Launched Luminant as the new brand for TXU’s power generation and related businesses, which include mining, wholesale marketing and trading, construction and development operations. The Luminant brand was announced in May with advertising to help business partners and the public become familiar with the new name prior to July’s official transition. In connection with the proposed merger, TXU has committed to transform its operations into three separate and distinct businesses (including separate boards of directors) to better position each business to focus on the unique customers that it serves. This change to the Luminant brand is a significant step in the separation of Luminant, Oncor and TXU Energy, and will enhance customer recognition of these separate businesses. TXU’s retail business is expected to retain TXU Energy as its name, and Oncor (formerly TXU Electric Delivery) has already been renamed.

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Announced a joint plan with TEF and Luminant Power, the production operation of Luminant, to install new activated carbon sorbent injection systems (SIS) at all of Luminant Power’s existing coal-fueled generation units to reduce mercury emissions. Luminant Power has been engaged in cutting-edge research of more than 40 mercury control technology development projects to evaluate different technologies, including hosting projects at the Big Brown and Monticello generation plants. Based on its performance, the activated carbon SIS technology was chosen as the best option.

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Increased the portfolio of wind-power contracts with a 209-megawatt agreement with Airtricity for the power generated at its Roscoe Wind Farm in West Texas. This is the second contract between Luminant Energy, the wholesale marketing and trading operation of Luminant, and Airtricity, a world-leading Irish renewable-energy company.

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Announced an agreement between Luminant and Shell WindEnergy Inc. to jointly pursue the development of a 3,000-megawatt wind project in the Texas Panhandle (Briscoe County) and to work together on other renewable energy developments in Texas. Luminant and Shell will also explore the use of compressed air storage, in which excess power could be used to pump air underground for later use in generating electricity. This technology will further improve reliability and grid usage and becomes more economical with large-scale projects, such as proposed for Briscoe County.

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Remained focused at Oncor on efforts to continually improve reliability beyond top-quartile performance. Efforts were hampered by significantly abnormal weather patterns in second quarter 2007 that negatively impacted system performance. Second quarter 2007 reliability performance is reflected in a six percent rise in the System Average Interruption Duration Index (SAIDI) relative to the same period last year. Service restoration efforts were hampered by near-record level rainfall. The month of June was second only to June 1928 as the wettest June on record and May was the 13th wettest May and second only to May 1965 for number of rain days. Oncor continued to transform its power distribution network into the nation’s first broadband-enabled smart grid, with 55,000 homes now broadband-ready. During the second quarter of 2007, 57,000 advanced meters were installed, in spite of difficult working conditions caused by heavy rainfall and storms. To date, nearly 416,000 meters have been installed toward the goal of upgrading Oncor’s three million meters.

Market Leadership:
•	Continued to provide TXU Energy customers with lower prices and price protection unmatched by any competitor, including the following price reductions and enhanced residential customer protections:
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Delivered a price cut totaling 10 percent to most residential customers. Earlier this year, TXU Energy and TEF announced a two-phase price cut totaling 10 percent for most residential customers. A six percent reduction was delivered in March, and the remaining four percent was scheduled to be delivered if the proposed merger transaction successfully closed. This price break was accelerated to early June, and customers are now receiving it in time to benefit through the high-usage summer months.

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Announced an additional five percent price cut for most residential customers that will be delivered after the proposed merger transaction closes, bringing the total potential price cut to 15 percent and delivering a total estimated annual savings of $400 million.

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Made significant price cuts in other popular pricing plans, including the TXU Energy Market Tracker+SM plan, which automatically lowers electricity prices if natural gas costs trend lower, making prices for this innovative offering among the lowest-priced offers in the North Texas market. TXU Energy customers outside its native market are benefiting from price cuts as well, with reductions also implemented in April to the popular TXU Energy Freedom PlanSM and the SummerSavings24SM plan.

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Committed to continuing to provide $25 million per year to fund the TXU Energy low-income discount for five years if the proposed merger transaction closes. After the Texas Legislature ceased funding the state low-income discount, TXU Energy stepped in and has voluntarily provided over $20 million in discounts since the beginning of 2006. Even though some state funding has been restored, TXU Energy’s low-income customers will continue to receive an automatic 10 percent discount funded by TXU Energy in addition to its other price reductions. No other incumbent retailer provides such support.

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Pledged to continue additional assistance for customers through the TXU Energy Aid program. Since 1983, TXU Energy Aid has provided $40.8 million in bill-payment assistance, helping more than 310,000 families throughout Texas. If the merger transaction is successfully completed, TXU Energy has committed to continuing its legacy of assisting customers in need by donating $5 million annually for the next five years, along with customer and employee donations. Through the combination of the TXU Energy low-income discount and TXU Energy Aid, TEF and TXU Energy have made an unparalleled commitment of more than $150 million to providing relief to low-income residents over the next five years.

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Enhanced residential customer protections over the hot summer months. These new protections include a summer moratorium on disconnects for critical-care customers and for low-income customers and customers who are at least 62 years of age who make deferred payment arrangements.

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Conducted more than 30 market/conservation workshops through community partnerships to promote ways that customers can “Beat the Heat,” a statewide TXU Energy summer initiative. These workshops provide education about the energy market, TXU Energy pricing plans, energy conservation information, heat safety, bill-payment assistance and summer protections. As part of the program, 30,000 compact fluorescent light bulbs will be distributed, which will have environmental benefits equivalent to preventing nearly 11,000 tons of CO2 over the bulbs’ lifespan.

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Collaborated with the U.S. Environmental Protection Agency and its Energy Star® effort in a pilot program to test standards for heating and air-conditioning installations. Oncor is one of only two utilities in the U.S. and the only electric utility in Texas to participate. The Energy Star standard will give consumers confidence that their heating and cooling systems have been installed correctly. In 2006 alone, the Energy Star program saved Americans almost $14 billion on their energy bills and reduced energy usage by almost five percent of the total year’s electricity demand.

Risk/Return Mindset:
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Continued the execution of the long-term commodity risk hedging program strategy that began in late 2005. As of July 20, 2007, subsidiaries of TXU have sold forward more than 2.2 billion MMBtu of natural gas for the balance of 2007 through 2013, significantly improving TXU’s risk profile.

Consolidated Results
Tables 2a and 2b below provide the shares and adjustments included in the calculation of diluted earnings per share for reported and operational earnings for second quarter and year-to-date 2007 and the comparable 2006 periods.

Table 2a: Summary calculation of earnings per share3
Q2 07 and Q2 06; $ millions, million shares, $ per share
Factor	Q2 07 Reported	Q2 07 Operational	Q2 06 Reported	Q2 06 Operational
Net income available to common shareholders	121	-	497	-
Operational earnings	-	430	-	650
Earnings used in diluted per share calculation	121	430	497	650
Average diluted shares outstanding	464	464	465	465
Diluted earnings per share	0.26	0.93	1.07	1.40

[3]
For second quarter 2007, the dilution calculation for operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 4.9 million shares related to the effect of: 1) share-based compensation (3.4 million) and 2) convertible senior notes (1.5 million). For second quarter 2006, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.3 million (after tax), and the addition to shares outstanding of 7.5 million shares related to the effect of: 1) share-based compensation (5.0 million), 2) convertible senior notes (1.5 million) and 3) equity-linked securities (1.0 million).

Table 2b: Summary calculation of earnings per share4
YTD 07 and YTD 06; $ millions, million shares, $ per share
Factor	YTD 07 Reported	YTD 07 Operational	YTD 06 Reported	YTD 06 Operational
Net income (loss) available to common shareholders	(377)	-	1,073	-
Operational earnings	-	873	-	1,179
Interest on convertible senior notes	-	1	-	1
Earnings used in diluted per share calculation	(377)	874	1,073	1,180
Average basic shares outstanding	458	-	-	-
Average diluted shares outstanding	-	464	470	470
Diluted earnings per share	(0.82)	1.88	2.29	2.51

Tables 3a and 3b below reconcile operational earnings to net income (loss) available to common shareholders for second quarter and year-to-date 2007 and the comparable 2006 periods.

Table 3a: Reconciliation of operational earnings to net income (loss) available to common shareholders
Q2 07 vs. Q2 06; $ millions and $ per share after tax
Factor	Q2 07 $ Millions	Q2 07 $ Per Share	Q2 06 $ Millions	Q2 06 $ Per Share
Net income (loss) available to common shareholders	121	0.26	497	1.07
Income from discontinued operations	(11)	(0.02)	-	-
Special items	320	0.69	153	0.33
Operational earnings	430	0.93	650	1.40

Table 3b: Reconciliation of operational earnings to net income (loss) available to common shareholders
YTD 07 vs. YTD 06; $ millions and $ per share after tax
Factor	YTD 07 $ Millions	YTD 07 $ Per Share	YTD 06 $ Millions	YTD 06 $ Per Share
Net income (loss) available to common shareholders	(377)	(0.82)	1,073	2.29
Income from discontinued operations	(11)	(0.03)	(60)	(0.13)
Special items	1,261	2.75	166	0.35
Effect of share dilution/rounding	-	(0.02)	-	-
Operational earnings	873	1.88	1,179	2.51

Consolidated Operational Earnings Summary
Table 4 below summarizes major drivers of consolidated operational earnings per share and by business segment. For purposes of business segment reporting, TXU’s business segments include the Competitive Electric Segment (formerly named the TXU Energy Holdings Segment), the Regulated Delivery Segment (formerly named the Oncor Electric Delivery Segment) and Corporate. A more detailed discussion of contributions and drivers by segment is provided in Business Segment Results beginning on page 9.

4
Because of anti-dilution rules, average basic shares outstanding are used in calculating year-to-date 2007 reported earnings. The dilution calculation for operational earnings reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.6 million (after tax), and the addition to shares outstanding of 5.9 million shares related to the effect of: 1) share-based compensation (4.4 million) and 2) convertible senior notes (1.5 million). For year-to-date 2006, the dilution calculation for reported and operational earnings per share reflects the addition to net income available to common shareholders of interest on convertible senior notes of $0.6 million (after tax), and the addition to shares outstanding of 8.7 million shares related to the effect of: 1) share-based compensation (5.6 million), 2) equity-linked securities (1.6 million) and 3) convertible senior notes (1.5 million).

Table 4: Consolidated -- operational earnings reconciliation
Q2 06 to Q2 07 and YTD 06 to YTD 07; $ millions and $ per share
Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
06 operational earnings	650	1.40	1,179	2.51
Competitive Electric Segment	(159)	(0.34)	(251)	(0.53)
Regulated Delivery Segment	(28)	(0.05)	(7)	(0.01)
Corporate expenses	(33)	(0.08)	(48)	(0.11)
Effect of reduced shares	-	-	-	0.02
07 operational earnings	430	0.93	873	1.88

Second quarter 2007 operational earnings were $0.93 per share, down $0.47 per share from second quarter 2006. The decrease included a $0.34 per share reduction in operational earnings from the Competitive Electric Segment, a $0.05 per share reduction in the Regulated Delivery Segment’s operational earnings and a $0.08 per share increase in corporate expenses.

Year-to-date 2007 operational earnings were $1.88 per share, down $0.63 per share from the comparable 2006 period. The decrease included a $0.53 per share reduction in operational earnings from the Competitive Electric Segment, a $0.11 per share increase in corporate expenses and a $0.01 per share reduction in the Regulated Delivery Segment’s operational earnings, partially offset by a $0.02 per share improvement attributable to the reduction in average shares outstanding.

Cash Flow and Financial Flexibility
The execution of its ongoing performance improvement program has helped TXU deliver continued strong returns, financial flexibility measures, and cash flow.

Table 5 below provides a summary of consolidated common stock and return measures at June 30, 2007 and 2006.

Table 5: Consolidated -- return statistics
Twelve months ended 6/30/07 and 6/30/06; Mixed measures
Return Statistic	6/30/07	6/30/06	% Change
Basic shares outstanding-end of period (millions)	461	462	(0.2)
Return on average common stock equity - based on net income (%)	135.0	388.7	(65.3)
Return on average common stock equity - based on operational earnings (%)	279.8	425.0	(34.2)
Return on average invested capital - based on adjusted net income (%)	10.5	17.6	(40.3)
Return on average invested capital - based on adjusted operational earnings (%)	18.4	18.9	(2.6)

TXU’s financial flexibility metrics for second quarter 2007 and second quarter 2006 are shown in Table 6 below. Strong credit metrics are an important determinant in TXU’s systematic approach to capital allocation. The ratio of EBITDA/interest remained at a high level of 5.7 percent and debt/EBITDA remains strong at 2.8, although up from 2.5 last year. Total debt, excluding $1.0 billion of transition bonds and $103 million of debt proceeds from the issuance of pollution control revenue bonds related to the generation development program, which are held as restricted cash, increased by $1.6 billion compared to June 30, 2006 and $2.6 billion compared to December 31, 2006. The increase in total debt since year end was due primarily to a $1.1 billion increase in cash requirements to support risk management and trading margin requirements due to increased forward natural gas prices; capital expenditures related to the generation development program and an increase in cash and equivalents of $397 million. While maintaining these key credit metrics, the company has significantly expanded its commodity risk hedging program, which contributes to near-term fluctuations in debt levels due to margin requirements but further strengthens the expected resiliency of the company’s future cash flows in different commodity environments.

Table 6: Consolidated -- financial flexibility measures
Twelve months ended 6/30/07 and 6/30/06; $ millions and ratios
Financial Flexibility Measure	6/30/07	6/30/06	Change	% Change
EBITDA (excluding special items)	5,013	4,864	149	3.1
Cash interest expense	875	859	16	1.9
Debt (excluding transition bonds and debt-related restricted cash )	13,930	12,324	1,606	13.0
EBITDA/interest	5.7	5.7	-	-
Debt/EBITDA	2.8	2.5	0.3	12.0

As shown in Table 7, year-to-date 2007 cash used in operating activities was $55 million, an increase of $2.0 billion from year-to-date 2006. The change reflected $959 million of increased net commodity margin postings due to the effect of higher forward natural gas prices on hedge positions, lower operating earnings after taking into account certain non-cash expenses and income, an unfavorable change of $252 million in working capital (accounts receivable, accounts payable, and inventories) and a premium of $102 million paid in 2007 related to a structured economic hedge transaction in the long-term hedging program.

Table 7: Consolidated -- cash and free cash flow
YTD 07 and YTD 06; $ millions
Cash Flow Factor	YTD 07	YTD 06	Change	% Change
Cash (used in) provided by operating activities	(55)	1,904	(1,959)	-
Capital expenditures	1,611	825	786	95.3
Nuclear fuel	30	30	-	-
Free cash flow (non-GAAP)	(1,696)	1,049	(2,745)	-

Table 8 below represents available liquidity (cash and available credit facility capacity) as of July 31, 2007 and December 31, 2006. In March, Texas Competitive Electric Holdings LLC (formerly TXU Energy Company LLC) and Oncor issued an aggregate $1.8 billion of senior unsecured floating rate notes maturing in September 2008. These notes were issued to replace existing short-term borrowings and are mandatorily redeemable upon the closing of the proposed merger. The proceeds from these offerings will not be used to fund the proposed merger. Liquidity as of June 30, 2007 also reflected increases in cash requirements and outstanding letters of credit of $1.1 billion (approximately $1.3 billion through July 31, 2007) to support risk management and trading margin requirements due to increased forward natural gas prices, incremental capital expenditures related to the generation development program, and an agreement to maintain availability under credit facilities equal to customer deposits and advance payments from retail customers, which totaled $125 million as of June 30, 2007. Liquidity continues to benefit from a subsidiary of Texas Competitive Electric Holdings LLC having granted a first-lien security interest in its two coal-fueled generation units at the existing Big Brown power plant to support commodity hedging transactions entered into by TXU DevCo, thereby reducing cash or letter of credit collateral requirements. TXU targets minimum available liquidity of $1.5 billion.

Table 8: Consolidated -- liquidity
Available amounts as of 7/31/07 and 12/31/06; $ millions
Liquidity Component	Borrower	Maturity	7/31/07	12/31/06
Cash and cash equivalents			407	25
Commercial paper program	Texas Competitive Electric Holdings/Oncor		-	(1,296)
REP reserve requirement	Texas Competitive Electric Holdings		(125)	-
$1.5 billion credit facility[5]	Texas Competitive Electric Holdings	February 08	1,500	1,500
$1.4 billion credit facility	Texas Competitive Electric Holdings/Oncor	June 08	133	911
$1.0 billion credit facility	Texas Competitive Electric Holdings/Oncor	August 08	505	850
$1.6 billion credit facility	Texas Competitive Electric Holdings/Oncor	March 10	345	1,597
$500 million credit facility	Texas Competitive Electric Holdings/Oncor	June 10	210	500
$500 million credit facility	Texas Competitive Electric Holdings	December 09	-	-
Total liquidity			2,975	4,087

Business Segment Results
The following is a discussion of operational earnings by business segment.

Competitive Electric Segment

The Competitive Electric Segment includes the results of TXU Energy and Luminant. TXU Energy is a competitive retailer that provides electricity and related services to electricity customers in Texas. Luminant is a competitive power generation business (previously referred to as TXU Power), including mining (previously referred to as TXU Mining), wholesale marketing and trading (previously referred to as TXU Wholesale) and construction and development operations (previously referred to as TXU DevCo). Because Luminant manages commodity price exposure across TXU Energy and Luminant (including output from future generation developed by Luminant) through wholesale commercial operations and commodity risk management, the Competitive Electric Segment is currently effectively managed as one business. Various Luminant businesses and TXU Energy conduct their operations through separate legal entities that, in accordance with regulatory requirements, operate independently within the competitive Texas power market.

The financial performance of the Competitive Electric Segment reflects the TXU Operating System and other performance improvement initiatives implemented over the past three years. In second quarter 2007, these improvements were offset by the effects of a) special items expenses previously described, b) the planned Unit 1 Comanche Peak nuclear power plant refueling and steam generator replacement outage, c) lower average retail prices, and d) cooler than normal weather.

For second quarter 2007, the Competitive Electric Segment reported net income of $129 million, $0.28 per share, versus net income of $461 million, $0.99 per share, for second quarter 2006. As shown in Appendix Table A1, special charges totaled $327 million, $0.70 per share, for second quarter 2007 as compared to special charges of $154 million, $0.33 per share, for second quarter 2006. Second quarter 2007 operational earnings were $0.98 per share as compared to $1.32 per share for second quarter 2006, a decrease of $0.34 per share.

For year-to-date 2007, the Competitive Electric Segment reported a net loss of $342 million, $0.75 per share, versus net income of $981 million, $2.09 per share, for year-to-date 2006. As shown in Appendix Table A2, year-to-date results included special charges of $1.2 billion, $2.70 per share, as compared to special charges of $167 million, $0.35 per share, for the prior year period. Year-to-date 2007 operational earnings were $1.93 per share as compared to $2.44 per share for year-to-date 2006. Excluding the effect of lower average shares outstanding, the Competitive Electric Segment operational earnings decreased by $0.53 per share.

[5]
Facility with a May 2007 maturity date was terminated and replaced on March 1, 2007 with a new 364-day facility due to mature in February 2008 with terms comparable to TXU’s other existing facilities. The amount in the 12/31/06 column was under the since-terminated facility.

Table 9 below reconciles the change in operational earnings from 2006 to 2007 for the second quarter and year-to-date periods. The operational earnings per share decreases in 2007 as compared to 2006 were primarily the result of reductions in contribution margin.

Table 9: Competitive Electric Segment -- operational earnings reconciliation
Q2 06 to Q2 07 and YTD 06 to YTD 07; $ millions and $ per share
Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
06 operational earnings	615	1.32	1,148	2.44
Contribution margin	(216)	(0.46)	(373)	(0.79)
Operating costs	(11)	(0.02)	(9)	(0.02)
Depreciation and amortization	2	-	8	0.02
SG&A expenses	(27)	(0.06)	(63)	(0.13)
Franchise and revenue based taxes	-	-	1	-
Other income and deductions	(2)	-	(6)	(0.01)
Net interest expense	19	0.04	77	0.16
Income tax expense	76	0.16	114	0.24
Effect of reduced shares	-	-	-	0.02
07 operational earnings	456	0.98	897	1.93

The $216 million, $0.46 per share, decrease in contribution margin for second quarter 2007 versus second quarter 2006 primarily reflects lower average retail pricing, a 22 percent decrease in mass market (residential and small business) sales volumes driven by cooler weather, lower average weather-adjusted mass market customer usage and native market customer attrition, an increase in the average cost of fuel and purchased power, and decreased baseload generation due to a planned outage at the company’s nuclear power generation plant, which resulted in increased purchased power. These effects were partially offset by an increase in large business sales volumes and higher average weather-adjusted large business customer usage, increased generation from the company’s coal-fueled power generation plants and increased wholesale electricity revenues primarily due to an increase in wholesale power sales although at lower average prices. Lower average volumes also resulted in higher average delivery fees, which increased 1.6 percent as shown in Appendix Table B, which provides details of operating revenues for the Competitive Electric Segment for the 2007 and 2006 second quarter and year-to-date periods.

For year-to-date 2007, the $373 million, $0.79 per share, decrease in contribution margin as compared to the prior year period primarily reflects lower average retail pricing, a decrease in mass market sales volumes due to cooler than normal weather (as compared to warmer than normal weather in the prior period), lower average weather-adjusted mass market customer usage and native market customer attrition, an increase in the average cost of fuel and purchased power and decreased generation from the company’s nuclear and coal-fueled power generation plants (primarily due to planned outages), which resulted in increased purchased power. These effects were partially offset by an increase in large business sales volumes and higher average weather-adjusted large business customer usage.

Appendix Table C provides 2007 and 2006 sales volume statistics for the Competitive Electric Segment. For second quarter 2007, the 16 percent decrease in total retail sales volumes as compared to second quarter 2006 was driven by a 22 percent decrease in both residential and small business volumes, partially offset by a 3 percent increase in large business volumes. The decreased residential and small business usage reflected mild spring and early summer weather (well below normal cooling degree days versus well above normal cooling degree days in second quarter 2006) and lower average weather-adjusted consumption. Retail sales volumes included the effect of lower mass market (retail and small business) customer levels in TXU Energy’s native market due to competitive activity, partially offset by increased mass market customer levels outside TXU Energy’s native market. Year-to-date 2007 retail sales volumes decreased 6 percent compared to the same 2006 period primarily due to a 9 percent decrease in residential volumes and a 13 percent decrease in small business volumes, partially offset by a 4 percent increase in large business volumes. The major drivers of the year-to-date decrease in retail volume sales were substantially the same as for second quarter 2007.

Customers and related statistics for the Competitive Electric Segment for 2007 and 2006 are shown in Appendix Table D. The net retail customer year-to-date and twelve months ended attrition rates increased slightly to 2.5 percent and 6.3 percent through second quarter 2007 from 2.4 percent and 6.0 percent through second quarter 2006, reflecting high levels of competitor discounts and advertising. However, the net residential customer attrition rate for second quarter 2007 declined to 1.1 percent as compared to 1.3 percent in second quarter 2006 and total retail customer count in June 2007 increased from the prior month, reflecting the initial effect of recent retail pricing plan and product adjustments, which are intended to add value for the Competitive Electric Segment’s existing customers and attract new customers.

Appendix Tables E and F provide a summary of the Competitive Electric Segment generation and supply costs and operating statistics.  Second quarter 2007 baseload production levels were lower than second quarter 2006 primarily due to the planned outage to replace the Comanche Peak Unit 1 steam generators, partially offset by increased coal-fueled power production levels.  The planned refueling and steam generator replacement outage at Comanche Peak nuclear generating station Unit 1 took 55 days (34 days in first quarter 2007 and 21 days in second quarter 2007). The outage was completed 20 days earlier than planned, making it the shortest nuclear steam generator replacement outage of its type on record, reflecting on-going benefits of the TXU Operating System.  Second quarter 2007 baseload plant fuel costs per MWh increased as a result of higher lignite expenses primarily due to the extremely wet working conditions experienced during second quarter 2007. Luminant’s mining operations as well as some PRB coal deliveries were affected by abnormally high rainfall amounts and flooding in Texas and other parts of the U.S. The year-to-date 2007 Competitive Electric Segment generation and supply costs and operating statistics were affected by similar factors except that year-to-date 2007 coal-fueled generation production declined due to more planned maintenance outages. Year-to-date 2007 coal-fueled generation production, excluding a direct energy contract supplied from Sandow Unit 4, increased over the prior-year period despite an outage in January 2007 to repair a failed main power transformer on a lignite-fueled unit.

For second quarter 2007 as compared to second quarter 2006, average mass market customer usage levels decreased primarily as a result of cooler spring and summer weather. For second quarter 2007, cooling degree days were 85 percent of normal compared to second quarter 2006 when cooling degree days were 131 percent of normal. Compared to second quarter 2006, the second quarter 2007 net effect of weather and lower average usage resulted in a decrease in margins of approximately $42 million, $0.09 per share, after tax; compared to estimated normal weather, the net effect of weather and lower average usage resulted in a decrease in margins of approximately $6 million, $0.01 per share, after tax. For year-to-date 2007 compared to the same period in 2006, the net effect of weather and lower average usage resulted in a decrease in margins of approximately $20 million, $0.04 per share, after tax; compared to estimated normal weather, the net effect of weather and lower average usage resulted in a decrease in margins of approximately $3 million, $0.01 per share, after tax. Appendix Table C provides details of the Competitive Electric Segment retail and wholesale sales and average customer usage levels for the 2007 and 2006 second quarter and year-to-date periods.

The increase in operating costs of $11 million, $0.02 per share, for second quarter 2007 as compared to second quarter 2006 was primarily due to increased baseload generation maintenance costs reflecting more planned maintenance, increased insurance costs and higher property taxes, partially offset by a decrease in costs associated with a generation outsourcing service agreement entered into in early 2006. SG&A expenses for second quarter 2007 increased $27 million, $0.06 per share, primarily due to increases in advertising and other retail marketing expenses and increased service provider costs and benefits expense, partially offset by a $3 million decrease in bad debt expense. The $19 million, $0.04 per share, increase in net interest income primarily reflects increased interest income from affiliates due to higher average advances and interest rates, partially offset by increased interest expense due to higher average borrowings. Capitalized interest also increased as a result of the generation development program. Drivers of the year-to-date 2007 variances were similar to second quarter 2007 except that SG&A expenses were also affected by $20 million of incremental power generation development expenses.

As discussed in Table 1 - Operating Highlights beginning on page 3, TXU Energy continues to provide TXU Energy customers with lower prices and price protection unmatched by any competitor, including reductions and enhanced residential customer protection.

TXU Energy focuses on providing superior service and a range of innovative and competitive products in its native market to meet the needs of customers and increase retention while achieving indicative long-term residential net margins of 5 to 10 percent - comparable to margins achieved by retailers in other industries, many of which do not face significant volatility of commodity supply costs. Many of the offerings have a minimum term commitment in exchange for various pricing plan features or renewable content. The objective is to offer plans that more directly meet the needs of customers since the price-to-beat expired on December 31, 2006. The various plans TXU Energy offers have features that include price certainty, prices indexed to natural gas, renewable energy and time of use options. TXU Energy currently has 12 service plan alternatives available for new residential customer enrollment in its native market, the most that any ERCOT incumbent offers in their respective native market. TXU Energy is aggressively marketing these new plans and has received a favorable response from customers. In competitive areas of the state outside its native market, TXU Energy is pursuing customers through a multi-channel approach using both savings and dependable customer service messaging to achieve acquisition goals and an indicative long-term net margin of 5 to 10 percent. TXU Energy increased its number of residential and small business customers in those markets by over 5 percent since second quarter 2006.

Risk Management Update
Reflecting the relationship of wholesale power prices to natural gas prices in Texas, TXU has entered into forward natural gas sales transactions to hedge its power positions and facilitate the company’s focus on maintaining strong credit metrics.  The natural gas position associated with the Competitive Electric Segment’s baseload generation assets is partially offset through market transactions to manage the company’s exposure to changes in natural gas prices.  In total, as of July 20, 2007, TXU had sold more than 2.2 billion MMBtu of natural gas at fixed price levels for the balance of 2007 through 2013.  This long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas and enable TXU to increase the certainty of its economic value.

As of mid-March, TXU discontinued designating positions in the long-term hedging program as cash flow hedges for accounting purposes. Changes in fair value are now marked-to-market in net income. As addressed above, the unrealized gains and losses on the long-term hedging program are treated as special items to provide a better view of realized results for performance management purposes.

Based on the current size of the long-term hedging program, a parallel $1.00/MMBtu move in gas prices would cause an estimated $2.2 billion of unrealized mark-to-market pre-tax gains or losses.  During the six months ended June 30, 2007, the forward value of the company’s natural gas hedges decreased by approximately $1.2 billion, reflecting significant upward movement in forward commodity prices and changes to the program during the period including the “day one” losses described below.  The changes in forward natural gas prices and market heat rates resulted in an unrealized mark-to-market and cash flow hedge ineffectiveness net loss of $647 million, $1.41 per share, after tax for year-to-date 2007 related to the long-term hedging program. TXU also incurred $103 million, $0.22 per share, after tax in “day one” losses upon initiation of certain positions added to the long-term hedging program year-to-date. The company actively manages its natural gas and heat rate exposure and may adjust both natural gas and heat rate positions in response to estimated generation production, customer attrition and usage, wholesale market transactions, commodity market changes, risk management strategy and policy revisions, and other factors.

Table 10 provides TXU’s natural gas hedges through 2010 and their respective average sales prices as of July 20, 2007.

Table 10:  Pro forma natural gas hedges and average sales price
BAL 07-10 at July 20, 2007; Million MMBtu, $/MMBtu
Component	BAL07	08	09	10
Natural gas hedges	9	289	332	471
Average price of natural gas swap hedges (NYMEX equivalent price)	~8.95	~8.25	~8.10	~7.90
NYMEX close price as of 7/20/07	7.13	8.44	8.60	8.28

Regulated Delivery Segment
The Regulated Delivery Segment consists of Oncor (previously named TXU Electric Delivery Company), TXU’s regulated electric transmission and distribution business. Oncor is the sixth largest electric delivery company in the nation, delivering electricity to three million distribution points of delivery across a network of over 14,000 miles of transmission lines and more than 101,000 miles of distribution lines in the economically diverse North Central, East and West Texas areas. The North American Electric Reliability Corporation estimates approximately 2.3 percent annual demand growth in the ERCOT service area over the next 5 years.

The Regulated Delivery Segment reported net income of $54 million, $0.12 per share, for second quarter 2007 as compared to reported net income of $86 million, $0.18 per share, for the prior-year period. As shown in Appendix Table A1, there were $4 million, $0.01 per share, of special charges in second quarter 2007. There were no special items in second quarter 2006. Operational earnings for second quarter 2007 were $0.13 per share as compared to $0.18 per share for second quarter 2006.

For year-to-date 2007, the Regulated Delivery Segment reported net income of $140 million, $0.31 per share, compared to reported net income of $151 million, $0.32 per share, for the same period in 2006. As shown in Appendix Table A2, there were $4 million, $0.01 per share, of special charges in year-to-date 2007. There were no special items in year-to-date 2006. The Regulated Delivery Segment operational earnings for year-to-date 2007 were $0.31 per share compared to $0.32 per share for year-to-date 2006.

Table 11 below reconciles the factors in the Regulated Delivery Segment’s operational earnings from second quarter 2006 to second quarter 2007.

Table 11: Regulated Delivery Segment -- operational earnings reconciliation
Q2 06 to Q2 07 and YTD 06 to YTD 07; $ millions and $ per share
Earnings Factor	QTR $ Millions	QTR $ Per Share	YTD $ Millions	YTD $ Per Share
06 operational earnings	86	0.18	151	0.32
Contribution margin	(15)	(0.03)	41	0.09
Operating costs	(13)	(0.03)	(18)	(0.04)
Depreciation and amortization	3	0.01	(3)	(0.01)
SG&A expenses	(5)	(0.01)	3	0.01
Franchise and revenue based taxes	(1)	-	(2)	-
Other income and deductions	(5)	(0.01)	(11)	(0.02)
Net interest expense	(6)	(0.01)	(14)	(0.03)
Income tax expense	14	0.03	(3)	(0.01)
07 operational earnings	58	0.13	144	0.31

The Regulated Delivery Segment’s operational earnings for second quarter 2007 decreased $28 million, $0.05 per share, from second quarter 2006. The $15 million, $0.03 per share, decrease in contribution margin (revenues) reflected decreased delivered volumes resulting from cooler than normal weather in second quarter 2007 versus increased volumes resulting from warmer than normal weather in second quarter 2006. This was partially offset by growth in customer delivery points, transmission- and delivery-related rate increases approved in 2006 and 2007 and increased revenues related to the BPL initiative, which are offset by related equipment installation operating costs. The effect of cooler weather and decreased average weather-adjusted mass market (residential and small business) usage in second quarter 2007 was an estimated $22 million, $0.05 per share, after-tax reduction in revenues as compared to the prior-year period and an estimated $9 million, $0.02 per share, after-tax reduction in revenues as compared to normal. The effect of cooler weather and decreased average weather-adjusted mass market usage for year-to-date 2007 was an estimated $2 million after-tax reduction in revenues as compared to the prior-year period and an estimated $4 million, $0.01 per share, after-tax reduction in revenues as compared to normal.

The increase of $13 million, $0.03 per share, in operating costs in second quarter 2007 as compared to second quarter 2006, was primarily due to increases in equipment costs associated with BPL installation, for which there are associated revenues. There were also increases in third party transmission costs and costs associated with non-major storm work, partially offset by lower vegetation management expenses. The numerous storms, which resulted in near record rainfall in May and June, also resulted in less favorable reliability during second quarter 2007. SG&A expenses increased $5 million, $0.01 per share, primarily as a result of the timing of various expenses as year-to-date 2007 SG&A expense is $3 million below the prior year period. The $5 million, $0.01 per share, increase in other deductions was related to the 2006 rate settlement with certain cities served by the company. Net interest expense increased $6 million, $0.01 per share, primarily due to higher average borrowings and interest rates. The $14 million, $0.03 per share, decrease in income tax expense reflected lower earnings and increased state taxes due to the application of the new Texas margin tax effective January 1, 2008.

The major drivers of the Regulated Delivery Segment’s year-to-date 2007 results were substantially the same as for second quarter 2007.

Appendix Tables I through K summarize the details of the operating revenues and operating statistics for the Regulated Delivery Segment for second quarter and year-to-date 2007 and 2006.

Corporate
Corporate consists of TXU’s remaining non-segment operations, primarily discontinued operations, general corporate expenses, interest on debt at the corporate level, activities involving mineral interest holdings, and inter-company eliminations.

For second quarter 2007, the reported net loss for Corporate was $62 million, $0.14 per share, as compared to a second quarter 2006 loss of $50 million, $0.10 per share. Adjusting for special items of $11 million, $0.02 per share, in expenses, second quarter 2007 Corporate operational results were a loss of $84 million, $0.18 per share, compared to a second quarter 2006 loss of $51 million, $0.10 per share. The $0.08 per share increase in Corporate expenses in second quarter 2007 reflected a decrease of $16 million, $0.04 per share, in other income primarily related to a contract settlement gain in 2006, a $10 million, $0.02 per share, increase in SG&A expenses primarily due to increased compensation and benefits expenses and consulting fees and an increase of $10 million, $0.02 per share, in net interest expense primarily due to higher affiliate borrowings.

The year-to-date 2007 reported net loss for Corporate was $175 million, $0.38 per share, as compared to the prior year period net loss of $59 million, $0.12 per share. Adjusting for special items of $18 million, $0.04 per share, in net credits, year-to-date 2007 Corporate operational results were a loss of $168 million, $0.36 per share, compared to a second quarter 2006 loss of $120 million, $0.25 per share. The major drivers of the $0.11 per share increase in Corporate expenses for year-to-date 2007 were substantially the same as for second quarter 2007.

Other Information
Other information, including consolidating income statements, consolidating balance sheets and statements of consolidated cash flows, can be obtained under the report heading “TXU Q1 2007 Earnings Results” at www.txucorp.com/investres/default.aspx.

* * *

About TXU
TXU Corp., a Dallas-based energy holding company, has a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant, and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to 2.1 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has over 18,300 MW of generation in Texas, including 2,300 MW of nuclear and 5,800 MW of coal-fueled generation capacity. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 101,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

Forward Looking Statements
This release contains forward-looking statements, which are subject to various risks and uncertainties.  Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU Corp.’s filings with the Securities and Exchange Commission (SEC).  Specifically, TXU makes reference to the section entitled “Risk Factors” in its annual and quarterly reports.  In addition to the risks and uncertainties set forth in the TXU SEC reports or periodic reports, the proposed transactions described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or may be instituted against TXU and others related to the merger agreement; and failure to obtain shareholder approval or any other failure to satisfy other conditions required to complete the transactions contemplated by the merger agreement, including required regulatory approvals.

Additional Information and Where to Find It
In connection with the proposed merger of TXU with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), TXU has filed a proxy statement with the SEC.  A definitive proxy statement and a form of proxy has been mailed to the shareholders of TXU.  BEFORE MAKING ANY VOTING DECISION, TXU’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  TXU’s shareholders are able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  TXU’s shareholders are also able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, telephone: (214) 812-4600, or from TXU’s website, http://www.txucorp.com.

Participants in the Solicitation
TXU and its directors and officers may be deemed to be participants in the solicitation of proxies from TXU’s shareholders with respect to the Merger.  Information about TXU’s directors and executive officers and their ownership of TXU’s common stock is set forth in TXU’s definitive proxy statement. Shareholders may obtain additional information regarding the interests of TXU and its directors and executive officers in the Merger, which may be different than those of TXU’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger.

-END-

Investor Relations:		Media:
Tim Hogan	Bill Huber	Lisa Singleton
214.812.4641	214.812.2480	214.812.5049

Appendix Tables
Table A1: Description of special items
Q2 07 and Q2 06; $ millions and $ per share after tax
Special Item	Income Statement Line	Q2 07	Q2 07	Q2 06	Q2 06
Competitive Electric Segment:
“Day one” losses on long-term hedges	Revenues	40	0.09	71	0.15
Positions marked to market (gain)/loss[6]	Revenues	261	0.56	(89)	(0.19)
Generation development charges[7]	Other deductions	54	0.11	-	-
Regulatory settlement	Other deductions	3	0.01	-	-
Gas plant impairment[8]	Other deductions	-	-	131	0.28
Texas margin tax deferred tax (credit)/charge	Income tax	(31)	(0.07)	41	0.09
Regulated Delivery Segment:
Projects expenses[9]	Other deductions	2	0.01	-	-
Re-branding expenses	Other deductions	2	-	-	-
Corporate and other:
Projects expenses[9]	Other deductions	9	0.02	-	-
Texas margin tax deferred tax (credit)/charge	Income tax	(20)	(0.04)	(1)	-
Total		320	0.69	153	0.33

Table A2: Description of special items
YTD 07 and YTD 06; $ millions and $ per share after tax
Special Item	Income Statement Line	YTD 07	YTD 07	YTD 06	YTD 06
Competitive Electric Segment:
“Day one” losses on long-term hedges	Revenues	103	0.22	71	0.15
Positions marked to market (gain)/loss[6]	Revenues	647	1.41	(76)	(0.16)
Generation development charges[7]	Other deductions	517	1.13	-	-
Regulatory settlement	Other deductions	3	0.01	-	-
Gas plant impairment[8]	Other deductions	-	-	131	0.28
Texas margin tax deferred tax (credit)/charge	Income tax	(31)	(0.07)	41	0.08
Regulated Delivery Segment:
Projects expenses[9]	Other deductions	2	0.01	-	-
Re-branding expenses	Other deductions	2	-	-	-
Corporate and other:
Projects expenses[9]	Other deductions	38	0.08	-	-
Texas margin tax deferred tax (credit)/charge	Income tax	(20)	(0.04)	(1)	-
Total		1,261	2.75	166	0.35

[6]	Reflects unrealized mark-to-market and cash flow hedge ineffectiveness gains and losses on the company’s long-term hedging program.
[7]
Generation development charges represent estimated expenses associated with the suspension (in first quarter 2007) of eight of 11 coal-fueled generation facilities in Texas and their planned termination upon closing of the proposed merger announced February 26, 2007.

[8]	Includes approximately $2 million related to the write-off of natural gas-fired generation plant inventories.
[9]
Includes expenses previously incurred and deferred related to the analysis and planning associated with certain previously anticipated strategic transactions that are no longer expected to be consummated as a result of the proposed merger agreement and expenses associated with the proposed merger.

Appendix Table B: Competitive Electric Segment -- operating revenues
Q2 07 vs. Q2 06 and YTD 07 vs. YTD 06; $ millions and mixed measures
Operating Revenue Component	Q2 07	Q2 06	% Change	YTD 07	YTD 06	% Change
Retail electricity revenues:
Native market:
Residential	700	1,008	(30.6)	1,484	1,753	(15.3)
Small business	230	309	(25.6)	468	566	(17.3)
Total native market	930	1,317	(29.4)	1,952	2,319	(15.8)
Other markets:
Residential	141	160	(11.9)	249	248	0.4
Small business	26	20	30.0	46	36	27.8
Total other markets	167	180	(7.2)	295	284	3.9
Large business	343	339	1.2	657	655	0.3
Total retail electricity revenues	1,440	1,836	(21.6)	2,904	3,258	(10.9)
Wholesale electricity revenues[10]	535	447	19.7	991	982	0.9
Risk management and trading activities:[11]
Realized net gains (losses) on settled positions[12]	35	(38)	-	113	(86)	-
Reversal of prior unrealized net (gains)/losses	(21)	2	-	(13)	38	-
Other unrealized net gains/(losses)	(397)	23	-	(1,169)	(9)	-
Net risk management and trading activities	(383)	(13)	-	(1,069)	(57)	-
Other revenues	74	79	(6.3)	157	176	(10.8)
Total operating revenues	1,666	2,349	(29.1)	2,983	4,359	(31.6)
Average residential revenue ($/MWh)	138.36	148.85	(7.0)	139.01	146.23	(4.9)
Average wires charge ($/MWh)	24.90	24.51	1.6	25.94	26.18	(0.9)

[10]	Includes sales and purchases of balancing electricity to/from ERCOT.
[11]
Includes unrealized net losses of $403 million and $1,003 million in second quarter and year-to-date 2007, respectively, and unrealized net gains of $138 million and $118 million in second quarter and year-to-date 2006, respectively, from cash flow hedge ineffectiveness and other mark-to-market valuations of long-term hedging program positions. Amounts also include net “day one” losses on commodity price hedge transactions entered into at below market prices that totaled $37 million ($63 million loss related to the long-term hedging program) and $134 million ($160 million loss related to the long-term hedging program) for second quarter and year-to-date 2007, respectively, and a net gain of $3 million ($109 million loss related to the long-term hedging program) and a net loss of $106 million ($109 million loss related to the long-term hedging program) for second quarter and year-to-date 2006, respectively.

[12]
Includes physical commodity trading activity not subject to mark-to-market accounting of $5 million in net losses in second quarter 2007 and 2006, and $6 million and $15 million in net losses in year-to-date 2007 and 2006, respectively.

Appendix Table C: Competitive Electric Segment -- retail and wholesale sales
Q2 07 vs. Q2 06 and YTD 07 vs. YTD 06; Mixed measures
Volume Component	Q2 07	Q2 06	% Change	YTD 07	YTD 06	% Change
Retail electricity sales volumes (GWh):
Native market:
Residential	5,072	6,825	(25.7)	10,719	12,057	(11.1)
Small business	1,537	2,068	(25.7)	3,180	3,795	(16.2)
Total native market	6,609	8,893	(25.7)	13,899	15,852	(12.3)
Other markets:
Residential	1,010	1,018	(0.8)	1,748	1,629	7.3
Small business	204	169	20.7	368	301	22.3
Total other markets	1,214	1,187	2.3	2,116	1,930	9.6
Large business	3,653	3,552	2.8	7,043	6,785	3.8
Total retail electricity sales volumes	11,476	13,632	(15.8)	23,058	24,567	(6.1)
Wholesale electricity sales[13]	9,592	7,585	26.5	18,603	16,870	10.3
Total electricity sales volumes	21,068	21,217	(0.7)	41,661	41,437	0.5
Average kWh/retail customer:[14]
Residential	3,299	4,012	(17.8)	6,731	6,975	(3.5)
Small business	6,676	7,990	(16.4)	13,476	14,460	(6.8)
Large business	100,336	70,256	42.8	175,727	130,966	34.2
Weather - percent of normal:[15]
Cooling degree days	85.3	131.0	(34.9)	88.8	135.9	(34.7)

[13]
Includes volumes related to ERCOT balancing of 302 gigawatt-hours (GWh) of net sales in second quarter 2007, 267 GWh of net purchases in second quarter 2006, and 626 GWh and 1,165 GWh of net sales in year-to-date 2007 and 2006, respectively.

[14]	Based upon the average of the period beginning and ending customers.
[15]
Average for service territory is based on a 50 percent - Dallas/Fort Worth, 25 percent - Mineral Wells and 25 percent - Waco weighting. Weather data is obtained from WeatherBank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).

Appendix Table D: Competitive Electric Segment -- retail customer counts
Q2 07 vs. Q4 06 and Q2 07 vs. Q2 06; End of period, thousands, # of meters
Customer Component	Q2 07	Q4 06	6 Month % Change	Q2 06	12 Month % Change
Retail electricity customers:
Native market:
Residential	1,560	1,624	(3.9)	1,716	(9.1)
Small business	248	258	(3.9)	271	(8.5)
Total native market	1,808	1,882	(3.9)	1,987	(9.0)
Other markets:
Residential	273	247	10.5	227	20.3
Small business	11	9	22.2	7	57.1
Total other markets	284	256	10.9	234	21.4
Large business	36	44	(18.2)	49	(26.5)
Total retail electricity customers	2,128	2,182	(2.5)	2,270	(6.3)
Estimated share of market[16] (%):
Native market:
Residential	62	65	(4.6)	69	(10.1)
Small business	61	64	(4.7)	68	(10.3)
Total ERCOT:
Residential	35	37	(5.4)	38	(7.9)
Small business	25	26	(3.8)	28	(10.7)
Large business	11	14	(21.4)	17	(35.3)

Appendix Table E: Competitive Electric Segment -- fuel, purchased power costs and delivery fees
Q2 07 vs. Q2 06 and YTD 07 vs. YTD 06; $ millions
Cost Component	Q2 07	Q2 06	% Change	YTD 07	YTD 06	% Change
Nuclear fuel	21	22	(4.5)	39	43	(9.3)
Lignite/coal	152	113	34.5	290	229	26.6
Total baseload fuel	173	135	28.1	329	272	21.0
Gas/oil fuel and purchased power costs	435	421	3.3	818	689	18.7
Other costs	72	50	44.0	146	122	19.7
Fuel and purchased power costs	680	606	12.2	1,293	1,083	19.4
Delivery fees	291	337	(13.6)	609	650	(6.3)
Fuel, purchased power costs and delivery fees	971	943	3.0	1,902	1,733	9.8

[16]	End of period; estimated market share is based on the estimated number of customers (meters) in the native market and the estimated number of customers (meters) in ERCOT that have choice.

Appendix Table F: Competitive Electric Segment -- generation and supply statistics
Q2 07 vs. Q2 06 and YTD 07 vs. YTD 06; Mixed measures
Generation and Supply Statistic	Q2 07	Q2 06	% Change	YTD 07	YTD 06	% Change
Production and purchased power (GWh):
Nuclear (baseload)	4,492	5,098	(11.9)	8,555	10,178	(15.9)
Lignite/coal (baseload)	10,211	10,044	1.7	20,197	20,918	(3.4)
Total baseload generation	14,703	15,142	(2.9)	28,752	31,096	(7.5)
Gas/oil generation	633	1,350	(53.1)	1,382	1,539	(10.2)
Purchased power	6,287	5,291	18.8	11,957	9,616	24.3
Total energy supply	21,623	21,783	(0.7)	42,091	42,251	(0.4)
Less line loss and power imbalances	555	566	(1.9)	430	814	(47.2)
Net energy supply volumes	21,068	21,217	(0.7)	41,661	41,437	0.5
Baseload capacity factors (%):
Nuclear	89.6	102.0	(12.2)	85.8	102.3	(16.1)
Lignite/coal	85.9	82.4	4.2	86.6	86.4	0.2
Total baseload	87.0	88.0	(1.1)	86.3	90.9	(5.1)
Adjusted baseload capacity factors[17] (%):
Nuclear	101.5	102.0	(0.5)	101.8	102.3	(0.5)
Lignite/coal	96.8	95.0	1.9	95.8	96.2	(0.4)
Total baseload	98.1	96.9	1.2	97.5	98.0	(0.5)

Appendix Table G: Competitive Electric Segment -- maturity dates of unrealized net commodity contract assets (liabilities)
6/30/07; $ millions unless otherwise noted
Source of Fair Value	Less Than 1 Year	1-3 Years	4-5 Years	More Than 5 Years	Total
Prices actively quoted	16	(200)	(248)	(23)	(455)
Prices provided by other external sources	6	(253)	(353)	(89)	(689)
Prices based on models	(45)	(18)	-	-	(63)
Total	(23)	(471)	(601)	(112)	(1,207)
Percentage of total fair value	2	39	50	9	100

Appendix Table H: Competitive Electric Segment -- changes in commodity contract assets and liabilities
YTD 07; $ millions
Change Component	Impact
Net commodity contract liability - beginning of period	(23)
Settlements of positions included in the opening balance[18]	7
Unrealized mark-to-market valuations of positions held -- end of period[19]	(1,283)
Other activity[20]	143
Net commodity contract liability -- end of period	(1,156)

[17]	Excludes planned outages and economic back-down.
[18]
Represents reversals of unrealized mark-to-market valuations of these positions recognized in earnings prior to the beginning of the period, which offset gains and losses realized upon settlement of the positions in the current period.

[19]	Includes $164 million in losses and $30 million in gains recorded at contract inception dates.
[20]
Amounts have not been recognized in current- and prior-year mark-to-market earnings; includes initial values of positions involving the receipt or payment of cash or other consideration such as option premiums paid and received. Activity for the period includes payments of $39 million related to natural gas physical swap transactions and a $102 million premium paid in 2007 related to a structured economic hedge transaction in the long-term hedging program.

Appendix Table I: Regulated Delivery Segment -- operating revenues
Q2 07 vs. Q2 06 and YTD 07 vs. YTD 06; $ millions
Revenue Component	Q2 07	Q2 06	% Change	YTD 07	YTD 06	% Change
Affiliated (TXU Energy)	232	284	(18.3)	497	551	(9.8)
Nonaffiliated	357	320	11.6	710	615	15.4
Total	589	604	(2.5)	1,207	1,166	3.5

Appendix Table J: Regulated Delivery Segment -- operating statistics
Q2 07 vs. Q2 06; Mixed measures
Operating Statistic	Q2 07	Q2 06	% Change
Volumes - Electricity distribution (GWh)	24,972	27,244	(8.3)
Electricity distribution points of delivery - number of meters (in thousands)[21]	3,077	3,038	1.3
System Average Interruption Duration Index (SAIDI) (non-storm)[22]	77.92	73.54	6.0
System Average Interruption Frequency Index (SAIFI) (non-storm) [22]	1.15	1.11	3.6
Customer Average Interruption Duration Index (CAIDI) (non-storm) [22]	67.78	66.11	2.5

Appendix Table K: Regulated Delivery Segment -- operating statistics
YTD 07 vs. YTD 06; Mixed measures
Operating Statistic	YTD 07	YTD 06	% Change
Volumes - Electricity distribution (GWh)	49,966	50,376	(0.8)

[21]
Includes lighting sites, primarily guard lights, for which TXU Energy is the REP, but are not included in TXU Energy’s customer count. Such sites totaled 79,856 and 84,362 at June 30, 2007 and 2006, respectively. Adjusting for the guard lights, which have minimal value, points of delivery increased 1.5 percent.

[22]
SAIDI is the average number of electric service outage minutes per customer in a year. SAIFI is the average number of electric service interruptions per customer in a year. CAIDI is the average duration in minutes of interruptions to electric service in a year. Statistics are based on the preceding twelve month data.

Attachment 1: Financial Definitions
Cash Interest Expense (non-GAAP): Interest expense and related charges less amortization of discount and reacquired debt expense plus capitalized interest. Cash interest expense is a measure used by TXU to assess credit quality.
Contribution Margin: Operating revenues (GAAP) less fuel and purchased power costs and delivery fees (GAAP).
Debt (non-GAAP): Total debt less transition bonds and debt-related restricted cash. Transition, or securitization, bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. TXU uses this measure to evaluate its debt and capitalization levels.
Debt/EBITDA (non-GAAP): Debt divided by EBITDA. Debt/EBITDA is a measure used by TXU to assess credit quality.
EBIT (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax and special items. EBIT is a measure used by TXU to assess performance.
EBITDA (non-GAAP): Income from continuing operations before interest income, interest expense and related charges, and income tax plus depreciation and amortization and special items. EBITDA is a measure used by TXU to assess performance.
EBITDA/Interest (non-GAAP): EBITDA divided by cash interest expense is a measure used by TXU to assess credit quality.
Free Cash Flow (non-GAAP): Cash provided by operating activities less capital expenditures and nuclear fuel. Used by TXU predominantly as a forecasting tool to estimate cash available for dividends, debt reduction, and other investments.
Income from Continuing Operations per Share (GAAP): Per share (diluted) income from continuing operations before extraordinary gain and preference stock dividends.
Operational Earnings (non-GAAP): Net income available to common shareholders adjusted for special items and income or losses that are not reflective of continuing operations (such as discontinued operations, extraordinary items and cumulative effect of changes in accounting principles). TXU has adjusted operational earnings for all periods to exclude all effects of recording unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program because management believes such presentation will more appropriately reflect the ongoing earnings of the business. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.
Operational Earnings per Share (a non-GAAP measure): Per share (diluted) operational earnings. TXU forecasts earnings on such operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of special items and material non-recurring items are not practical.   TXU relies on operational earnings per share for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.
Reported Earnings per Share (GAAP): Per share (diluted) net income available to common shareholders.
Return on Average Common Stock Equity Based on Net Income (GAAP): Twelve months ended net income available to common shareholders (GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated.
Return on Average Common Stock Equity Based on Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) divided by the average of the beginning and ending common stock equity (GAAP) for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
Return on Average Invested Capital Based on Adjusted Net Income (non-GAAP): Twelve months ended net income (GAAP) plus after-tax interest expense and related charges less interest income on restricted cash related to debt divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
Return on Average Invested Capital Based on Adjusted Operational Earnings (non-GAAP): Twelve months ended operational earnings (non-GAAP) plus preference stock dividends and after-tax interest expense and related charges less interest income on debt proceeds held as restricted cash divided by the average of the beginning and ending total capitalization less debt-related restricted cash for the period calculated. This measure is used to evaluate operational performance and management effectiveness.
Special Items (non-GAAP): Unusual charges related to the implementation of the performance improvement program, the effects of unrealized gains and losses from cash flow hedge ineffectiveness and other mark-to-market valuations of positions in the long-term hedging program and other charges, credits or gains that are unusual or nonrecurring. Special items are included in reported GAAP earnings, but are excluded from operational earnings.
Total Capitalization (non-GAAP): Total debt plus common stock equity. This measure is used to evaluate operational performance and management effectiveness.
Total Debt (GAAP): Long-term debt (including current portion), plus bank loans and commercial paper, plus long-term debt held by subsidiary trusts and preferred securities of subsidiaries.

Exhibits: Regulation G - Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Exhibit 1: Return on average common stock equity calculation
Twelve months ended 6/30/07 and 6/30/06; $ millions unless otherwise noted
Component	6/30/07	6/30/06	Ref
Net income available to common shareholders	1,103	1,994	A
Income from continuing operations before extraordinary gain/(loss) and cumulative effect of changes in accounting principles	1,065	1,998
Special items	1,221	182
Operational earnings	2,286	2,180	B
Average common equity	817	513	C
Return on average common stock equity - based on net income (A/C) (%)	135.0	388.7
Return on average common stock equity - based on operational earnings (B/C) (%)	279.8	425.0

Exhibit 2: Return on average invested capital calculation
Twelve months ended 6/30/07 and 6/30/06; $ millions unless otherwise noted
Component	6/30/07	6/30/06	Ref
Net income	1,103	1,994
After-tax interest expense and related charges net of interest income (a)	492	520
Total return (based on net income)	1,595	2,514	A
Operational earnings	2,286	2,180
After-tax interest expense and related charges net of interest income (a)	492	520
Total return (based on operational earnings)	2,778	2,700	B
Average total capitalization	15,119	14,283	C
Return on average invested capital - based on adjusted net income (A/C) (%)	10.5	17.6
Return on average invested capital - based on adjusted operational earnings (B/C) (%)	18.4	18.9

(a) After-tax interest expense and related charges net of interest income
Interest expense	817	849
Interest income	(60)	(49)
Net	757	800
Tax at 35%	265	280
Net of tax	492	520

Exhibit 3: Interest and debt coverage ratios
Twelve months ended 6/30/07 and 6/30/06; $ millions unless otherwise noted
Component	6/30/07	6/30/06	Ref
Cash provided by operating activities	2,995	4,103	A
Reconciling adjustments from cash flow statement	(1,930)	(2,105)	B
Income from continuing operations before extraordinary gain/(loss) and cumulative effect of changes in accounting principles	1,065	1,998
Income tax expense	407	1,038
Interest expense and related charges	817	849
Interest income	(60)	(49)
Depreciation and amortization	821	811
EBITDA	3,050	4,647
Special items	1,963	217
EBITDA (excluding special items)	5,013	4,864	C
Interest expense and related charges	817	849
Amortization of discount and reacquired debt expense	(20)	(14)
Capitalized interest	78	24
Cash interest expense	875	859	D
Total debt	15,059	13,544	E
Transition bonds	(1,026)	(1,120)
Debt-related restricted cash	(103)	(100)
Debt (total debt less transition bonds and debt-related restricted cash)	13,930	12,324	F
EBITDA/interest (C/D)	5.7	5.7
Debt/EBITDA (F/C)	2.8	2.5
Cash provided by operating activities+cash interest expense/cash interest expense (A+D/D)	4.4	5.8
Total debt/cash provided by operating activities - ratio (E/A)	5.0	3.3

Exhibit 4a: Consolidated -- operational earnings reconciliation
Q2 07; $ millions and $ per share after tax
Factor	Competitive Electric	Competitive Electric	Regulated Delivery	Regulated Delivery	Corp.	Corp.	Total	Total
Net income (loss) to common	129	0.28	54	0.12	(62)	(0.14)	121	0.26
Special items	327	0.70	4	0.01	(11)	(0.02)	320	0.69
Discontinued operations	-	-	-	-	(11)	(0.02)	(11)	(0.02)
Operational earnings (loss)	456	0.98	58	0.13	(84)	(0.18)	430	0.93
Average shares - diluted								464

Exhibit 4b: Consolidated -- operational earnings reconciliation
Q2 06; $ millions and $ per share after tax
Factor	Competitive Electric	Competitive Electric	Regulated Delivery	Regulated Delivery	Corp.	Corp.	Total	Total
Net income (loss) to common	461	0.99	86	0.18	(50)	(0.10)	497	1.07
Special items	154	0.33	-	-	(1)	-	153	0.33
Operational earnings (loss)	615	1.32	86	0.18	(51)	(0.10)	650	1.40
Average shares - diluted								465

Exhibit 4c: Consolidated -- operational earnings reconciliation
YTD 07; $ millions and $ per share after tax
Factor	Competitive Electric	Competitive Electric	Regulated Delivery	Regulated Delivery	Corp.	Corp.	Total	Total
Net income (loss) to common	(342)	(0.75)	140	0.31	(175)	(0.38)	(377)	(0.82)
Special items	1,239	2.70	4	0.01	18	0.04	1,261	2.75
Discontinued operations	-	-	-	-	(11)	(0.03)	(11)	(0.03)
Share dilution/rounding	-	(0.02)	-	(0.01)	-	0.01	-	(0.02)
Operational earnings (loss)	897	1.93	144	0.31	(168)	(0.36)	873	1.88
Average shares - basic								458
Average shares - diluted								464

Exhibit 4d: Consolidated -- operational earnings reconciliation
YTD 06; $ millions and $ per share after tax
Factor	Competitive Electric	Competitive Electric	Regulated Delivery	Regulated Delivery	Corp.	Corp.	Total	Total
Net income (loss) to common	981	2.09	151	0.32	(59)	(0.12)	1,073	2.29
Special items	167	0.35	-	-	(1)	-	166	0.35
Discontinued operations	-	-	-	-	(60)	(0.13)	(60)	(0.13)
Operational earnings (loss)	1,148	2.44	151	0.32	(120)	(0.25)	1,179	2.51
Average shares - diluted								470